EXHIBIT 99.1
April 1, 2016

For Immediate Release
Analyst Inquiries:                                                Media Inquiries:
Mike Eliason                                                            Darci Valentine
(317) 249-4559                                                       (317) 249-4414
mike.eliason@karauctionservices.com                   darci.valentine@karauctionservices.com

KAR Announces Closing of Brasher’s Auto Auctions Acquisition
Acquisition Strengthens KAR’s Service Offerings

Carmel, Ind.—KAR Auction Services, Inc. (NYSE: KAR) announced today that its subsidiary, ADESA, Inc., has successfully completed the acquisition of eight auctions owned by the Brasher family and includes its floorplan financing business. The eight locations will be renamed: ADESA Salt Lake, ADESA Brasher’s (Sacramento), ADESA Portland, ADESA Boise, ADESA San Jose, ADESA Northwest (Eugene), ADESA Reno and ADESA Fresno. Brasher’s key corporate and local auction personnel will maintain leadership roles across the Brasher auctions.

“Finalizing the acquisition of these eight auction sites is great for our customers and our employees. It allows us to provide an even wider assortment of services to dealers at these new locations and leverage the strength of the entire KAR group of companies.” said KAR Chairman of the Board and CEO Jim Hallett. “The Brasher family has a long history in our industry as a premier auto auction and is a great fit with our organization.”

The addition of these auctions now gives ADESA 74 whole car auction locations in the United States, Canada and Mexico.
“I look forward to working with the Brasher’s team to serve all of our customers’ vehicle remarketing needs—in the lanes, online and financing,” said Stephane St-Hilaire, CEO and president of ADESA. “The Brashers share our strong customer focus and together we will enhance the auction experience with our expanded service offerings.”
Brasher’s President John Brasher, said, “On behalf of the Brasher family and Brasher’s Auto Auctions more than 1,300 employees, we are excited to officially become part of the KAR team.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding the proposed transaction. Factors that may cause actual results to differ materially include risks that the businesses will not be integrated successfully, risks that KAR may not be able to achieve the expected synergies from the transaction and risks of disruption from the transaction. Factors that could cause or contribute to such differences include those matters disclosed in KAR’s Securities and Exchange Commission filings. KAR does not undertake any obligation to update any forward-looking statements.

About KAR Auction Services
KAR Auction Services, Inc. (NYSE: KAR), a FORTUNE® 1000 company, operates worldwide vehicle auction services and provides related services. Based in Carmel, Indiana, the KAR group of companies is comprised of ADESA, Inc. (ADESA), Insurance Auto Auctions, Inc. (IAA), Automotive Finance Corporation (AFC), and additional business units, with approximately 14,000 employees and 240 auction facilities. Together, KAR’s complementary businesses provide support, technology and logistics for the used vehicle industry. For more information, visit karauctionservices.com.

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